Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into by and among BioCardia, Inc. (“BioCardia”) and BSLF, LLC (“BSLF”) (each a “Party” and collectively, the “Parties”) and shall become effective as of March 11, 2022 (the “Effective Date”).

WHEREAS, the Parties entered into a Litigation Funding Agreement, dated April 9, 2020 (the “Litigation Funding Agreement”), pursuant to which, among other things, BSLF agreed to pay legal fees and costs incurred by BioCardia in connection with a case captioned Boston Scientific Corp., et al., v. BioCardia, Inc., et al., Case No. 19-cv-05645-VC and related legal proceedings in the United States District Court for the Northern District of California (collectively, the “Litigation”), which included multiple proceedings and claims or counterclaims by BioCardia, BioCardia Lifesciences, Inc., nVision Corporation, Ms. Surbhi Sarna, Boston Scientific Corporation, Boston Scientific Scimed, Inc. and Fortis Advisors LLC; and

WHEREAS, the Parties also agreed in the Litigation Funding Agreement that, among other things, BSLF would receive a share of any Litigation Proceeds, as defined by the Litigation Funding Agreement; and

WHEREAS, the parties to the Litigation entered into a Settlement Agreement on March 12, 2021, which concluded the Litigation; and

WHEREAS, a dispute has arisen between the Parties regarding their respective rights and obligations under the Litigation Funding Agreement; and

WHEREAS, BioCardia and BSLF now wish to settle all claims and obligations relating to or arising from the Litigation Funding Agreement and the Litigation (the “Released Claims”) on the terms set forth in this Agreement.

Now, therefore, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to be bound as follows:

1.           No Additional Payment of Legal Fees and Costs by BSLF. BSLF shall have no obligation to make further payments under the Litigation Funding Agreement for fees and costs incurred by BioCardia in the Litigation.

2.          Return of Funds By Kramer Day. Contemporaneous with this agreement, BioCardia has also entered into a separate agreement with its outside counsel in the Litigation, Kramer Day Alberti Lim Tonkovich & Belloli LLP (“Kramer Day”), whereby Kramer Day has agreed to remit to BSLF the sum of [* * *] in legal fees previously paid by BioCardia. Within twenty (20) business days after the Effective Date of this Agreement, BioCardia will have Kramer Day remit to BSLF the sum of [* * *] in legal fees previously paid by BioCardia.

3.           Settlement Proceeds to BSLF. BioCardia shall direct Kramer Day to pay BSLF the [* * *] in settlement proceeds currently held in escrow by Kramer Day, to be paid by wire transfer as directed by BSLF within twenty (20) business days after the Effective Date of this Agreement.

4.           Additional Cash Payment to BSLF. BioCardia agrees to pay BSLF an additional [* * *] to be paid by wire transfer as directed by BSLF within five (5) business days after the Effective Date of this Agreement.

5.           Remittance of Special Discount Amounts to BSLF. BioCardia has entered into a separate agreement with its longtime legal counsel, Wilson Sonsini Goodrich & Rosati (“WSGR”), whereby WSGR has agreed to provide BioCardia with a special discount (the “Special Discount”) of up to [* * *] with respect to WSGR’s legal services. The Special Discount will apply to WSGR’s legal services from and after March 1, 2022, and will consist of a [* * *] discount from WSGR’s standard hourly fee rates as in effect from time to time for services performed. (The Special Discount will only apply to WSGR’s fees and not to disbursements, out-of-pocket costs or similar expenses charged by WSGR in its bills to BioCardia.) BioCardia agrees to remit to BSLF the value of the Special Discount as it is realized by BioCardia on a quarterly basis. Within forty-five (45) days after the end of each calendar quarter after the Effective Date, BioCardia agrees to make a cash payment to BSLF in the amount of the Special Discount provided by WSGR with respect to its legal services during such calendar quarter as reflected in WSGR’s invoices for such quarter. Each such quarterly payment to BSLF will be accompanied by a summary statement, certified by the President and CEO of BioCardia, showing the amount of the Special Discount for each month during the quarter, the total of the Special Discount for the quarter, and the cumulative total of the Special Discount accrued from March 1, 2022 through the end of such calendar quarter. BioCardia shall make each such quarterly payment by check or wire transfer as directed by BSLF.

6.           No Further Payments. Except as set forth above, upon payment of the monies due under this Agreement, no further payments or compensation are or shall be due to BSLF under the Litigation Funding Agreement or relating to the Litigation, and the Litigation Funding Agreement is will then be terminated.

7.           Mutual Release.

7.1         By BioCardia. Except as provided in this Agreement, BioCardia, on behalf of itself, its predecessors, successors, parents, subsidiaries, affiliates, present and former shareholders, officers, directors, employees, agents, attorneys, assigns and representatives and their heirs, family members and executors, hereby releases BSLF and its predecessors, successors, parents, subsidiaries, affiliates, present and former members, shareholders, officers, directors, employees, agents, attorneys, representatives and assigns, and their heirs, family members and executors (collectively, the “BSLF Releasees”) from any and all claims, demands, obligations, or liability of whatever kind, that BioCardia has had, or may have against any of the BSLF Releasees, whether asserted or otherwise and whether known or unknown, relating to the Litigation Funding Agreement or the Litigation.

7.2         By BSLF. Except as provided in this Agreement, BSLF, on behalf of itself, its predecessors, successors, parents, subsidiaries, affiliates, and its and their present and former members, equity holders, shareholders, officers, directors, employees, agents, attorneys, assigns and representatives and their heirs, family members and executors, hereby releases BioCardia and its predecessors, successors, parents, subsidiaries, affiliates, its present and former shareholders, officers, directors, employees, agents, attorneys (including Kramer Day and WSGR), representatives and assigns, and their heirs, family members and executors (collectively, the “BioCardia Releasees”) from any and all claims, demands, obligations, or liability of whatever kind, that BSLF has had, or may have against any of the BioCardia Releasees, whether asserted or otherwise and whether known or unknown, relating to the Litigation Funding Agreement or the Litigation.

7.3        Complete and Final. BioCardia and its predecessors, successors, parents, subsidiaries, affiliates, and their present and former shareholders, officers, directors, employees, agents, attorneys, representatives and assigns and their heirs, family members and executors, and BSLF and its predecessors, successors, parents, subsidiaries, affiliates, and their present and former members, equity holders, shareholders, officers, directors, employ‐ees, agents, attorneys, representatives and assigns and their heirs, family members and executors, may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the above releases, but upon the Effective Date, the foregoing persons and entities shall be deemed to have, and by execution of this Agreement shall have, fully, finally, and forever settled and released all claims and obligations relating to the Released Claims. Nothing in this section shall effect the obligations provided for in this Agreement.

7.4         California Civil Code Section 1542. Each Party and its related persons referred to in Section 7.1 hereof (each, a “Releasor”) acknowledges that Releasor has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Releasor, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Releasor may have thereunder (or if Releasor is not located in California, any applicable equivalent thereof), as well as under any other statute or common law principles of similar effect.

8.           General

8.1        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed in such state. Conflict of laws rules that would require the application of the law of any other jurisdiction shall not apply.

8.2.       Arbitration of Disputes. All disputes, claims or causes of action between the Parties arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with Exhibit D to the Litigation Funding Agreement, which exhibit is incorporated herein by reference but which agreement is otherwise terminated upon satisfaction of the terms of this Agreement.

8.3         Notices. All notices given under this Agreement shall be in writing and may be served personally, by recognized overnight courier such as FedEx, or by email, addressed as follows:

TO BSLF:

Andrew S. Blank

1435 Brickell Avenue, Unit 3208

Miami, Florida 33131

Ablank@archiveamerica.com

WITH A COPY TO:

Jorge L. Guerra

255 Alhambra Circle, Suite 1150

Coral Gables, Florida 33134

jlg@rtgn-law.com

TO BIOCARDIA:

Peter Altman

BioCardia, Inc.

125 Shoreway Road

San Carlos, CA 94065

WITH A COPY TO:

Matthew C. Hurley, Esq.

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

A notice shall be considered to have been received on the first business day after it is sent by overnight courier for next business day delivery and on the day it is transmitted by facsimile or email.

8.4         Interpretation. Section headings in this Agreement are for convenient reference only and shall not affect the interpretation or construction of this Agreement. The singular includes the plural in this Agreement and vice versa. Examples and words like “including” are deemed to mean “without limitation.”

8.5        Entire Agreement. This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior agreements, understandings and negotiations between the Parties with respect to the subject matter hereof. The Litigation Funding Agreement is hereby terminated, and this Agreement shall be the sole agreement governing the Parties’ relationship with respect to the Litigation and related matters.

8.6        Confidentiality. The Parties agree that all of the terms of this Settlement Agreement and Mutual Release shall be maintained by them in strict confidence, except if a Party is advised by its legal counsel that disclosure of any such term is required by laws or regulations applicable to such Party, in which case such Party shall be permitted to make such disclosure but only to the limited extent required.

8.7       Amendment; Waiver. This Agreement shall not be amended, and no term or provision of this Agreement may be waived, except in writing signed by a duly authorized representative of each Party. No delay on the part of a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by a Party shall preclude any further exercise thereof.

8.8       Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be sign in hard copy or by DocuSign and may be delivered by any Party by facsimile or other electronic means and any copy so delivered shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

BIOCARDIA, INC. By: /s/ Peter Altman, Ph.D. Name: Peter Altman, Ph.D. Title: President and Chief Executive Officer Date: March 11, 2022	BSLF, LLC By: /s/ Andrew Blank Name: Andrew Blank Title: Chief Executive Officer Dated: March 11, 2022